SCHEDULE 14C INFORMATION
             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934

Check the appropriate box:

___ Preliminary Information Statement
___ Confidential, for Use of the Commission Only (as permitted by Rule
    14-c5(d)(2))
X   Definitive Information Statement

                               INTERNET VIP, INC.
                               -------------------
                  (Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

X     No fee required.
___   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

    1)  Title of each class of securities to which transaction applies:

    2)  Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4)  Proposed maximum aggregate value of transaction:

    5)  Total fee paid:


  Fee paid previously with preliminary materials.
  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:


    2) Form, Schedule or Registration Statement No.:

---------------------------------------

    3) Filing Party:

---------------------------------------

    4) Date Filed:

---------------------------------------

Introduction

         This Information Statement, which is being mailed on or about May 10, 2002 to the holders of shares of common stock, par value, $0.0001 per share of Internet VIP, Inc., is being furnished in connection with the anticipated re-organization and re-orientation of the Company. These changes are to be made pursuant to an Asset Acquisition and Change of Control Agreement dated as of April 11, 2002 between the Company and NewTech Group International, Inc., of Blainville, Quebec.

         In essence, the agreement calls for us to spin-off our telecom business into a new corporation we will form which we will call Newco for now. We will then distribute Newco's shares to all of our current shareholders on a pro-rata basis. That means that each stockholder of IVIP will own the same percentage of Newco. The shares of Newco will be distributed as a dividend without charge. In addition, we will reverse split our current common shares on a basis of 1:20, purchase a license and rights to various products from Newtech Group, and turn over control of the Company to senior management of Newtech Group to administer and profit from the newly acquired assets. The closing of the Agreement is subject to obtaining the requisite approvals.

         The steps that will be taken to complete these transactions, all of which will take place in approximately the same time period, are; (1) except for an obligation to repay outstanding liabilities not to exceed $200,000 -- which obligation will be retained and satisfied by us over a period of twelve months following the closing -- we will transfer to Newco all of our assets and liabilities; (2) senior management of Newtech Group will take control of our Board of Directors and management; (3) we will issue the common stock of Newco to our current stockholders as part of a tax-free reorganization; (4) we will reverse split our common shares on the basis of one new share for twenty pre-split shares and be renamed NewTech Brake Corp. or other similar name; (5) we will purchase from Newtech Group the license and related rights to Newtech Group's patented heavy vehicle brake technology for 59,800,000 of our post-split shares. At the closing, Newtech Group will own approximately 92%, calculated on a fully diluted basis, of our then outstanding shares.

         The closing of these transactions, which will take place after compliance with Delaware corporate law and the federal securities laws, is anticipated to occur by the end of June, 2002. After the closing, Newco, the spun off entity, expects to retain our current management and continue our present telecom operations at our current business location, and the present public company will have changed its corporate name to NewTech Brake Corp., have a new CUSIP, and anticipates obtaining a new NASD Bulletin Board trading symbol.

         Under Delaware corporate law, all the activities enumerated above requiring shareholder approval, can be taken by obtaining written consent and approval of 50.01% of the holders of voting stock, in lieu of a meeting of the shareholders. These approvals have already been obtained. No action is required by the minority shareholders in connection with the above activities. However,
Section 14 of the Securities Exchange Act of 1934, requires us to mail to all our shareholders the information set forth in this Information Statement prior to undertaking the above changes.

                   QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q: WHAT IS THE PROPOSED TRANSACTION?

A: Management has determined that it is in the best interest of the Company and the stockholders to spin off its telecom business and try to create additional shareholder value by acquiring an operating business.

Q: HOW WILL THIS BE ACCOMPLISHED?

A: The Company will create a new Delaware corporation, which for purposes of this disclosure we will call New Co. The Company will transfer all of its business to New Co. and will continue operating its business the same way it did prior to the transaction. This will result in the current company becoming an inactive shell corporation. We intend to acquire another business to operate in the shell. In anticipation of acquiring an operating business, the Company will increase its authorized capital at this time.

Q: HOW WILL THIS EFFECT THE STOCKHOLDERS?

A: Each stockholder will receive, at no charge, a number of shares of New Co. in an amount which will represent the same proportion which he currently owns of the Company. This means that each current shareholder of the company will now be a shareholder in two companies: One company will continue the telecom business and one company will be a shell looking to acquire an operating business.

Q: WHAT OTHER CHANGES WILL OCCUR?

A: In order to create a capital structure which will be appealing to an operating business, we will also implement a reverse split of our stock in the ratio of 1:20. This means that if a shareholder owns 100 shares of the company after the reverse split, these shares will be reduced to only 5 shares.

Q: WHO WILL MANAGE NEW CO.?

A: The current president of the Company, Mr. Jack Ehrenhaus, will engage a new management team. The current company, will be managed by the principles of the operating company.

Q: WHAT ARE THE TAX CONSEQUENCES OF THIS TRANSACTION?

A: The transaction will not be a taxable event for the stockholders and no tax will be owed based upon the receipt of the shares of New Co.

Q: IF I OPPOSE THE TRANSACTION, DO I HAVE APPRAISAL RIGHTS?

A: No. Under Delaware Law, this transaction does not give any stockholder any appraisal rights.

Q: WILL THERE BE DILUTION AS A RESULT OF THIS TRANSACTION?

A: Yes. We estimate that the operating company will control approximately 95% of the company. However, they will not have any ownership of New Co. and your proportional ownership of New Co. will not be diluted by this transaction.

Q: HAS THE COMPANY LOCATED AN OPERATING BUSINESS?

A: We have signed an agreement to acquire certain assets of NewTech. There is no guarantee that the NewTech acquisition will be consummated, although we think it probably will.

Q: WILL THE COMPANY PROCEED WITHOUT NEWTECH?

A: In the event the transaction is not consummated, we intend to proceed with the spinoff and reverse split. Regardless of the status of the NewTech acquisition, management believes that this course of action will ultimately prove beneficial to the stockholders and it represents the best way of trying to increase shareholder value. Therefore, even if the NewTech transaction is not consummated, the Company intends to proceed so as to position itself for the acquisition of another operating business.

Q: WHEN DO YOU EXPECT THE TRANSACTION TO BE COMPLETED?

A: We are working to complete the transaction as soon as possible. Currently, we expect to close before the end of June 2002.

Q: WHO CAN HELP ANSWER ANY OTHER QUESTIONS I MIGHT HAVE?

A: If you have any more questions about the transaction, you should contact either Jack Ehrenhaus or David Amsel at the following address and phone number:

David Amsel                         Jack Ehrenhaus
c/o NewTech                         94 Washington Avenue
779 Industrial Blvd.                Lawrence, NY 11559
Blainville, Quebec                  (516) 569-7595
J7C 3V3
(514) 487-8468

Q:  WHERE  CAN I FIND  ADDITIONAL  INFORMATION  ABOUT  THE  TRANSACTION  AND THE
COMPANY?

A: A copy of the NewTech acquisition agreement will be provided to any stockholder upon request to David Amsel, who can be reached at the contact information set forth above. In addition, this Information Statement will be filed with the Securities and Exchange Commission (the "SEC"). You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the internet site the SEC maintains at www.SEC.gov.

                        The New Direction of the Company

NewTech Brake Corp.

         Under the name of NewTech Brake Corp., our new business will be to identify, develop and exploit, under licenses bought from NewTech Group, opportunities to provide a new full contact disc brakes and related components to the North American and European heavy vehicle market. These new brakes are called NT brakes.

The Brake Industry

         The motor vehicle industry has been in existence since the 19th century and can be classified as a mature and performance/cost driven. Brakes are complex, high-precision components and part of the most critical components of motor vehicles. Nevertheless, there has been no significant innovation in the brake industry for over fifty years and the caliper concept disc brake has reached its optimal development potential. As a result, the brake industry is very competitive, with a small number of suppliers depending on economies of scale and intra-industry consolidation for growth.

         Although disc brakes have gradually replaced drum brakes in automobiles and light trucks in North America, they have not proven significantly superior and economical to use on trucks, trailers and buses. Drum brakes, a technology that dates back to the First World War, are still installed on approximately 97% of heavy vehicles, i.e., classes 7 and 8, in operation in North America. A significant fact, and key to NewTech Brake's marketing strategy, is that the customer selects the brakes to be installed even when purchasing his new bus or truck. (Source - Frost & Sullivan).

         Competitive factors are: durability and reliability, price, ease of installation, low maintenance requirements and light weight combined with high strength.

The NewTech (NT) Brake

         The patented NewTech full contact disc brake, invented originally in 1977 by Yvon Rancourt, Chairman and Chief Operating Officer of NewTech Group, is a bold departure from conventional braking technology. It combines disc brake braking efficiency, lighter weight with large contact friction area comparable to drum brake. The NewTech brake can stop a truck, loaded to its maximum gross weight, from 60 MPH in less than 200 feet.

         After nearly ten years of virtual and computer design, the expenditure of over $30 million of research and development work, and more than two years of extensive testing, the current design of the foundation full-contact brake is now ready for industrialization and commercialization.

Business Development Plan

We plan to address the North American market for heavy vehicle brakes first. The total potential for the North American market for NT brakes is made up of:

         OEM - new busses and trucks - 2.1 million NT brakes per year Retrofit After-market - 7.5 million NT brakes/year
         Maintenance After-market - 29.5 million maintenance kits per year (Source - derived from Frost & Sullivan).

General marketing strategy

         NewTech Brake has set its target to supply 7.5% of the North American market for heavy vehicle brakes by 2007. To achieve this goal, we will employ a "push-pull" strategy. We intend to build on existing opportunities in the North American after-market to demonstrate the superiority of our new brake technology ("pull"), while simultaneously working with original equipment manufacturers to make NT brakes available on new trucks, busses and trailers ("push").

         The North American market is ideal for attacking the after-market, i.e., brake replacement on already manufactured vehicles, since in this market, vehicle users have the final say as to which brakes will be installed on their trucks or busses. Our strategy, in the early days, is to align ourselves with strategic partners in specific user industries such as municipal transport authorities, municipal refuse haulers and major "stop and go" fleets such as postal and courier services.

         Furthermore, in the heavy vehicle market, brakes are matched to heavy-duty axles, which in turn are supplied by a small number (3) of major axle manufacturers, including Dana & Meritor in the U.S. and ZF from Germany.
Combined, these manufacturers represent over 90% of all the axles used. Consequently, each "standard" axle to which the NT brake has been adapted, adds all the trucks or busses with the same axle to our potential NT customer pool.Our core strategy for attacking the after-market is therefore to: 1. Identify high-profile niches, where the NT brakes' improved performance and/or economics can be demonstrated; 2. Select the most frequently used axle(s) for adaptation; and 3. Identify and sell to strategic customers who will benefit from NT brakes and serve as market leaders.

         Specific opportunities include the Quebec municipal bus market, where the NT brake can solve performance and cost problems for urban transit companies. The Quebec market is ideal for the introduction of the new brakes because NewTech Group is already known there and the market is close to NewTech Group's Canadian Research & Development Center. More importantly, the Quebec market represents the combination of a standard North American vehicle profile, and an extreme meteorological environment, all of which complement test conditions. Once the program is firmly established in Quebec, other large public transport fleets in the USA and Canada will be contacted.

         Additional niche markets to be addressed are sanitation trucks and other short-haul frequent-stop trucks, followed by other markets that have similar problems related either to cost or performance. In parallel, we will approach the large long-haul fleets, where durability and operator safety are the major concerns.

         The second part of our strategy is to conclude arrangements with one or more heavy vehicle manufacturers to offer the NT brake as standard or optional equipment on new vehicles. Such an arrangement is already under discussion with a major European truck manufacturer, with a target introduction of the full contact brake to the European market for the 2007 model year, although no assurances can be given that an agreement will be concluded.

Product Manufacturing and Distribution Strategy

         NewTech Brake will base its products on the intellectual property, registered patents and patents pending controlled by NewTech Group and will receive an exclusive license covering North American and Europe. We will in turn identify the most advantageous approach to delivering its product to the market.

         The preferred approach is to create strategic partnerships with existent OEM suppliers through non-exclusive licenses for its products. We do not wish to compete directly with the current manufacturers in the brake industry and would benefit from the credibility brought on by an alliance with an existing supplier. However, we will examine the creation of joint manufacturing ventures or, if necessary, organize a number of sub-contractors, managed by us, to supply the needs of the niche markets.

         We believe that the best way to ensure distribution of our full-contact brakes beyond the niche markets already identified, will be to partner with, or acquire a North American distributor of brakes and brake components. Although candidate companies have been identified, such an acquisition is not reflected in our current financial forecasts. Various cost sharing strategies and/or royalty agreements can be negotiated to secure additional revenues for Newtech.

The Re-structured Company

         Consistent with its business model, we intend to establish a flexible corporate structure, designed to accommodate the needs of its markets and the alliances and partnerships needed to deliver brakes to a conservative industry with established norms of operation.

Interim Management

         To ensure an effective start, NewTech Group will provide the personnel to manage the Company until such a time as the permanent management is put into place. Interim management will:

         o Prepare a detailed corporate development plan including operating budgets, detailed marketing plan, HR strategies
         o Manage the current revenue opportunities
         o Build the organization, including hiring a president
         o Choosing corporate locations in Quebec and the US (Initially Blainville, Quebec).

         o Identify and conclude legal agreements with strategic partners for manufacturing, distribution and sales.

Mr. Denis Gamache will be the Interim CEO.


NewTech Group International Inc.

         In addition to providing licenses and R & D, the role of NewTech Group will be to ensure a successful beginning for us in our new business. As indicated, it will immediately provide the interim management and infrastructure needed to get the new company off to a good start. On a longer-term basis, NewTech Group will provide us with design and engineering services, the tool and die design required for the manufacturing of the various components, as well as, the dynamometer and road testing of the numerous platform models.

         NewTech Group will provide these services on a reasonable fee basis. We estimate that a turnkey contract to adapt the NewTech brake and system to a particular platform, which would include the design, engineering, prototyping and testing will cost up to $2 million dollars. These costs will be reduce substantially once the processes for fabrication are standardized and strategic partners are in place.

Voting Securities

         The common stock is our only class of voting securities entitled to vote for the election of directors. Each share is entitled to one vote. As at April 30, 2002, we had 45,822,337 common shares outstanding. The Board of Directors currently consists of six members. Each director holds office until his successor is elected and qualified or until his earlier death, resignation or removal.

THE BOARD OF DIRECTORS

         Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified. At present, our bylaws require no fewer than one director. Currently, there are six directors. The bylaws permit the Board of Directors to fill any vacancy and the new director may serve until the next annual meeting of stockholders or until his successor is elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contracts, at the discretion of the Board.

Current Directors and Executive Officers of the Company

         Our officers and directors are as follows:

         Name                       Age               Position
         ----                       ---               --------
         Mr. Jack Ehrenhaus         54                President and Director
         Mr. Yvon Rancourt          56                Director and Chairman
         Claude Rancourt            53                Director
         Denis Gamache              51                Director and Interim CEO
         Gilbert Lasnier            45                Director
         Marc-Antoine Gratton       49                Director

         Only Mr. Ehrenhaus remains as a non-NewTech director. All the other directors were designated by the NewTech Group. Biographical information on the new NewTech directors of the Company has been disclosed in a separate 14F-1 filed with the Securities and Exchange Commission on April 23, 2002 and mailed to all stockholders.

         NewTech has advised us that, to their best knowledge, other than Mr. Yvon Rancourt, none of the NewTech Designees currently is a director of, or holds any position with us and none of the NewTech Designees beneficially owns any of our securities, or rights to acquire any of our securities, or has been involved in any transactions with or any of our directors, executive officers or affiliates that are required to be disclosed pursuant to the rules of the Securities and Exchange Commission. To the knowledge of NewTech, none of the NewTech Designees has any family relationship with any of our current director or executive officer.

         Newtech has advised us that each of the persons listed in the table above has consented to act as a director, and that none of such persons has during the last five years been convicted in a criminal proceeding, excluding traffic violations and similar misdemeanors, or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was, or is, subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Security Ownership of Certain Beneficial Owners & Management

         The following table sets forth, as of April 21, 2002, information regarding the beneficial ownership of our common stock based upon the most recent information available to us for (i) each person known by us to own beneficially more than five (5%) percent of our outstanding common stock, (ii) each of our officers and directors, and (iii) all of our officers and directors as a group. Each stockholder's address is c/o the Company, 94 Washington Avenue, Lawrence, New York 11559, unless otherwise indicated.


Class             Name and Address of Owner          Amount of Shares         % of Class
-----             -------------------------          -----------------        -----------

Common Stock      Ilya Gerol (1)                        3,008,266                  6.56
Common Stock      Viatscheslav Makarov (1)              3,008,266                  6.56
Common Stock      Derek Labell (1)                      2,509,266                  5.46
Common Stock      Israel Worm
                  1 Rechov Shalom Jerusalem Israel      3,450,500                  7.53
Executives Officers and Directors as a Group (6 persons)  - 0 -                    N/A
-------------------------------------------------------------------------------------------------------------------

(1) Uses Company's address

         Following the closing of all transactions discussed above, NewTech Group International, Inc. will own approximately 92% of all of IVIP outstanding common shares. The NewTech designated directors will not own any of our outstanding common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.